Exhibit 99.1

PRESS RELEASE
Contact:     Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES ANNOUNCES FISCAL 2017
THIRD QUARTER RESULTS

HOUSTON — AUGUST 8, 2017 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2017 third quarter ended June 30, 2017.
Revenues for the third quarter of fiscal 2017 were $85.9 million compared to revenues of $133.2 million for the third quarter of fiscal 2016. The Company reported a net loss for the third quarter of $3.2 million, or $0.28 per diluted share, compared to net income of $4.9 million, or $0.43 per diluted share, for the third quarter of fiscal 2016. Excluding restructuring and separation costs, net income for the third quarter of fiscal 2016 was $5.4 million, or $0.47 per diluted share. A reconciliation of this non-GAAP financial measure to net income (loss) is included in the financial tables below.
Brett A. Cope, President and Chief Executive Officer, stated, “Our third quarter results reflect the ongoing challenges of managing current operations with backlogs at lower than historical levels and the related limitations to fill production gaps in our facilities. While we continue to experience downward pressure on Powell's core oil, gas and petrochemicals markets, customer interest and inquiry activity remained steady and we experienced an increase in order activity from the Municipal and Commercial markets relative to the past several quarters.

“Looking ahead, we are encouraged by what we believe are stabilizing market conditions. We will continue to adapt to this complex business environment by capitalizing on incremental improvements in our operations,” concluded Cope.
New orders placed during the third quarter of fiscal 2017 totaled $91 million compared to $62 million in the second quarter of fiscal 2017 and $88 million in the third quarter of fiscal 2016. The Company’s backlog as of June 30, 2017 was $233 million compared to $228 million as of March 31, 2017 and compared to $312 million at the end of last year’s third quarter.
OUTLOOK
The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.
As previously reported, Powell expects to report a net loss in fiscal 2017. However, the Company estimates fourth quarter revenues to increase sequentially due to customer deferrals in the second and third quarters that pushed out project schedules into the fourth quarter. In addition, the Company anticipates fourth quarter order activity to be as strong, if not stronger, than third quarter levels.
CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, August 9, 2017 at 11:00 a.m. eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 16, 2017. To access the replay, dial 201-612-7415 using a passcode of 13665049#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.
Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the management, control and distribution of electrical energy.  Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways.   For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
This press release contains references to certain non-GAAP financial measures discussed above. Please see the financial table below for more details on these non-GAAP financial measures, including a reconciliation of these non-GAAP financial measures to net income and the reasons management believes these measures are useful to investors.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended June 30,		Nine months ended June 30,
	2017	2016	2017	2016
Revenues	$85,927	$133,207	$300,948	$435,450
Cost of goods sold	76,873	105,922	261,073	354,921
Gross profit	9,054	27,285	39,875	80,529

Selling, general and administrative expenses	14,761	19,362	46,453	57,787
Research and development expenses	1,726	1,640	4,818	5,453
Amortization of intangible assets	87	89	263	263
Restructuring and separation costs	—	647	840	7,703
Operating income (loss)	(7,520)	5,547	(12,499)	9,323

Other income	(507)	(507)	(1,522)	(1,522)
Interest expense	41	38	122	112
Interest income	(156)	(42)	(287)	(113)
Income (loss) before income taxes	(6,898)	6,058	(10,812)	10,846

Income tax provision (benefit)	(3,683)	1,164	(6,469)	844

Net income (loss)	$(3,215)	$4,894	$(4,343)	$10,002

Income (loss) per share:
Basic	$(0.28)	$0.43	$(0.38)	$0.88
Diluted	$(0.28)	$0.43	$(0.38)	0.87

Weighted average shares:
Basic	11,463	11,397	11,449	11,387
Diluted	11,463	11,473	11,449	11,435

Dividends per share	$0.26	$0.26	$0.78	$0.78

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$3,167	$3,372	9,481	$10,064
Capital Expenditures	$818	$874	2,520	$2,000
Dividends Paid	$2,971	$2,961	8,904	$8,882

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2017	September 30, 2016
(In thousands)	(Unaudited)

Assets:

Cash, cash equivalents and short-term investments	$87,848	$97,720

Restricted cash	15,485	—

Other current assets	156,986	206,420

Property, plant and equipment (net)	138,664	144,977

Restricted cash (non-current)	9,816	—

Other assets	15,530	13,399

Total assets	$424,329	$462,516

Liabilities & equity:

Current liabilities	$91,037	$118,248

Long-term debt, net of current maturities	1,600	2,000

Deferred and other long-term liabilities	6,592	6,951

Stockholders’ equity	325,100	335,317

Total liabilities and stockholders’ equity	$424,329	$462,516

SELECTED FINANCIAL DATA:

Working capital	$169,282	$185,892

POWELL INDUSTRIES, INC. & SUBSIDIARIES
NON-GAAP NET INCOME (LOSS) RECONCILIATION

	Three months ended June 30,		Nine months ended June 30,
(In thousands)	2017	2016	2017	2016
	(Unaudited)
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss):

GAAP Net income (loss)	$(3,215)	$4,894	$(4,343)	$10,002
Non-GAAP Items:
Restructuring and separation costs	—	647	840	7,703
Income tax effect of non-GAAP items	—	(132)	(294)	(2,424)

Non-GAAP Net income (loss)	$(3,215)	$5,409	$(3,797)	$15,281

Diluted shares outstanding	11,463	11,473	11,449	11,435

Diluted Earnings Per Share:

GAAP earnings (loss) per share	$(0.28)	$0.43	$(0.38)	0.87
Non-GAAP earnings (loss) per share	$(0.28)	$0.47	$(0.33)	$1.34

For all periods presented, the Company defines non-GAAP net income (loss) as net income (loss) from operations which excludes restructuring and separation costs. The income tax effect is based on the applicable statutory rate. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. However, the Company believes by excluding these items, these non-GAAP financial measures are helpful in comparing the historical results to current results because this non-GAAP information provides consistent measures of the underlying results of our ongoing operations. The Company also believes the disclosure of non-GAAP net income (loss) will help investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

The non-GAAP adjustments, and the basis for excluding them from GAAP financial measures, are outlined below:

•
Restructuring and separation costs, net of tax – For the nine months ended June 30, 2017, we recorded $0.8 million in restructuring and separation costs as we continued to reduce our overall cost structure to better align our costs with future production requirements. For the three and nine months ended June 30, 2016, we recorded $0.6 million and $7.7 million, respectively, in restructuring and separation costs due to the restructuring of our senior management team and the alignment of our salaried and hourly workforce with future production requirements.

Due to the nature of these items, the Company does not believe that these items reflect its ongoing operations.

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